Question 77 H.  Changes in control of Registrant


Series 13 - SunAmerica Focused International Equity Portfolio

During the period ended April 30, 2006, the SunAmerica
Focused Equity Strategy Portfolio, a series of the registrant (the "Acquiring Portfolio"), acquired shares of the SunAmerica Focused International Equity Portfolio, which is also a series of the registrant (the "Acquired
Portfolio"), through a series of transactions. As of October 30, 2005, the Acquiring Portfolio owned approximately 24.3% of the Acquired Portfolio. As of April 30, 2006, the Acquiring Portfolio owned approximately 29.5% of the Acquired Portfolio.

Series 12 - SunAmerica Focused Small-Cap Growth Portfolio

During the period ended April 30, 2006, the SunAmerica
Focused Multi-Asset Strategy Portfolio, a series of the registrant (the "Acquiring Portfolio"), acquired shares of the SunAmerica Focused Small-Cap Growth Portfolio, which is also a series of the registrant (the "Acquired
Portfolio"), through a series of transactions. As of October 30, 2005, the Acquiring Portfolio owned approximately 21.6% of the Acquired Portfolio. As of April 30, 2006, the Acquiring Portfolio owned approximately 26.4% of the Acquired Portfolio.